Exhibit 99.27
SECURITIES PLEDGE AGREEMENT (CAUCION BURSATIL) ENTERED INTO IN FIRST PLACE BY SERVICIOS DIRECTIVOS SERVIA, S.A. DE C.V., HEREINAFTER, REFERRED TO AS THE GRANTOR; IN SECOND PLACE, BY BANCO INVEX, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, INVEX GRUPO FINANCIERO REPRESENTED BY MR. LUIS ENRIQUE ESTRADA RIVERO AND ALFONSO HENKEL HERNÁNDEZ, HEREINAFTER, REFERRED TO AS THE SECURED CREDITOR ; IN THIRD PLACE, BY BANCO INVEX S.A., INSTITUCIÓN DE BANCA MÚLTIPLE INVEX GRUPO FINANCIERO REPRESENTED BY LUIS ENRIQUE ESTRADA RIVERO AND ALFONSO HENKEL HERNÁNDEZ, HEREINAFTER, REFERRED TO AS THE ESCROW AGENT (DEPOSITARIO); AND IN FOURTH PLACE AND LASTLY INTERACCIONES CASA DE BOLSA, S.A. DE C.V., GRUPO FINANCIERO INTERACCIONES, HEREBY REPRESENTED BY MR. MANUEL VELASCO VELÁZQUEZ, HEREINAFTER REFERRED TO AS THE EXECUTOR IN ACCORDANCE WITH THE FOLLOWING DECLARATIONS, DEFINITIONS AND CLAUSES:
DECLARATIONS
I. — The “Grantor”, hereby declares, through its legal representative:
I.1.— To have legally incorporated under the Laws of the United Mexican States (“Mexico”), as evidenced by public instrument No. 27,671 dated December 4, 1989, granted before Mr. Roberto Nuñez y Bandera, Notary Public No. 01 of the Federal District, which first testimony was duly registered at the Public Registry of Property and Commerce of the Federal District, under mercantile folio No. 133,163, dated September 4, 1990, and its social purpose allows it to grant guaranties.
I.2.— To date, its by-laws have not suffered any amendment or change, being the last one that mentioned in the previous declaration.
I.3.— That the authority by which they appear representing the “Debtor” is enough and sufficient to obligate it in the terms of this agreement as evidenced by public instrument No. 13,216, dated May 29, 2006, granted before Mr. Juan Martinez Alvarez Moreno, Public Commerce Attester No. 46 for the Federal District, and which is in the process of being registered in the Public Registry of Property and Commerce of the Federal District due to its recent formalization. Such authority has not been revoked, modified nor limited in any manner to the date of execution of this agreement.

I.5.— (SIC) That for the execution of this agreement, all necessary authorizations or corporate approvals have been granted and fulfilled in order to validly execute this Agreement and it does not constitute a violation of its by-laws or any legal provisions in force.
I.6.— That it is a client of the “Escrow Agent” which holds and administers securities of its property according to the “Securities Broker Agreement” (Contrato de Cuenta de Inversión) number 8131, dated June 13, 2006, attached herewith as Exhibit 1.
I.7.— That pursuant to the provisions of the Loan Agreement, appears as Grantor to execute this agreement with the “Secured Creditor”. Such Loan Agreement is attached herewith as Exhibit 2.
I.8.— That by executing this Agreement it wishes to guarantee the obligations assumed from the loan operation dated June 21, 2006 and specially, to guarantee, timely and exact payment of the monetary obligations derived or which may derive in the future from the Loan Agreement. The “Grantor” pursuant to said Agreement, by this act constitutes a securities pledge agreement in favor of the “Secured Creditor” in respect of the “Securities” owns up to this date and which are described in Exhibit 3, or in respect of the “Securities” it may own and which may be given in “Securities Pledge”, pursuant to the provisions of this Agreement.
I.9.— That to the date of execution of this Agreement, the certificates of the “Securities” affected hereby in “Securities Pledge”, are deposited by the Escrow Agent with the “Indeval”, in accordance with the “Securities Broker Agreement” executed with the “Escrow Agent”.
I.10.— That to its knowledge, there is no pending litigation or menace against it before any tribunal, governmental authority or arbitrator or any action or proceeding which may affect the legality, validity or foreclosure of the “Securities” subject matter of this Agreement;
II.— The “Secured Creditor” and “Escrow Agent” through its legal representative, hereby declares:
II.1.— It is incorporated as a Institucion de Banca Multiple as evidenced by public instrument No. 157,391 dated February 23, 1994, granted before Mr. José Antonio Manzanero Escutia, Notary Public No. 138 of the Federal District, which first testimony was duly registered at the Public Registry of Property and Commerce of the Federal District, under mercantile folio No. 187,201, on November 23, 1993, and being authorized to execute this Agreement.
II.2.— It is part of INVEX GRUPO FINANCIERO and has executed an agreement with the controlling entity of such group, an agreement of responsibilities pursuant to the provisions of the Law to Regulate Financing Institutions “Ley para Regular las agrupaciones Financieras” and registered in the Public Registry of Property and Commerce of the Federal District.
II.3.— That the authority by which its legal representatives hereby appear are enough and sufficient to execute this agreement granted by public instruments No. 166,270 dated September 5, 1995 and No. 168,631 dated January 17, 1996, both granted before Mr. José Antonio Manzanero Escutia, Notary Public No. 138 of the Federal District, which first testimonies were duly registered at the Public Registry of Property and Commerce of the Federal District, under mercantile folio No. 187,201, on November 22, 1995 and on March 4, 1996, respectively, and which to this date have not been revoked, modified nor limited in any manner.
III.— The “Executor” through its legal representative declares:
III.1.— It is a corporation legally incorporated under the laws of Mexico, authorized to execute this Agreement, incorporated by Public Instrument number 70,256 dated November 13, 1978 granted before Mr. Julian Matute Vidal, Notary Public No. 49 of the Federal District, which first testimony was duly registered at the Public Registry of Property and Commerce, Commerce Section, third Book, Volume 1,076, page 330, under folio No. 399.
III.2.— That it is authorized to act as a securities brokerage firm, and inscribed as such in the National Registry of Securities ´ Brokers under number 3288, as evidenced by official communication issued by the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) on October 25, 1982.
III.3.— That its legal representative is duly empowered to execute this agreement, as evidenced by public instrument No. 276, dated December 18, 2000, granted before Mr. José Antonio Manzanero Escutia, Notary Public No. 138 for the Federal District which to this date have not been revoked, modified nor limited in any manner.
DEFINITIONS
NOTICE OF MEETING.— The notice that the Grantor shall give to the Escrow Agent and Secured Creditor, with respect to its intention to attend the corresponding General Shareholders Meeting to which it has been called upon by the issuer of the Securities.
STOCK EXCHANGE.— Bolsa Mexicana de Valores, S.A. de C.V. (the “Mexican Stock Exchange”).

SECURITIES PLEDGE.— The granting of the Securities Pledge Agreement that is hereby granted by the Grantor in favor of the Secured Creditor, its successors, cessionaries or beneficiaries.
LOAN AGREEMENT.— the Current Account Loan Agreement executed by the Debtor and the Secured Creditor dated June 21, 2006, for a principal amount of USD $5,400,000.00 (Five Million Four Hundred Thousand Dollars of the United States of America) and its accessories and in its case, any other loan obligation agreed with “THE BANK” as well as its amending agreements that may be executed therein.
SECURITIES BROKER AGREEMENT.— The agreement for the deposit and administration of the Securities No. 8131 entered into by the Escrow Agreement and the Grantor by means of which the Escrow Agent undertakes to perform the guardianship and administration of the Securities property of the Grantor.
WORKING DAYS.— Those days when Stock Exchange operations take place.
INDEVAL.— S.D. Indeval, S.A. de C.V., Securities Deposit Entity.
DEBTOR.— The person which appeared and executed as Debtor the Loan Agreement.
LMV.— The Mexican Securities Law or Ley del Mercado de Valores.
SECURED OBLIGATIONS.— Any and all of the payment obligations of Debtor of the principal, interests and accessories, as well as, any other amount or obligation due in favor of the Secured Creditor and which are precedent, cause or derive from the Loan Agreement pursuant to the terms and definitions of this section.
SECURITIES.— All those shares, obligations, liabilities and other negotiable instruments, or documents that respectively may be pledged in virtue of the following: (i) the acquisition of securities which are traded in the Stock Exchange and which have been previously authorized by the Secured Creditor and with funds obtained from the sale of Securities affected in Securities Pledge; (ii) the additional granting of securities traded on the Stock Exchange made by the Grantor for the effects of complying with clause number seven of this agreement and which have been previously authorized by the Secured Creditor; (iii) those that derive from the payment of dividends and other patrimonial rights for the holding of Securities, as well as, those resulting from a conversion of more or less titles, with equal or different characteristics of the Securities by agreement of the issuer of the same, only when its affectation is necessary to maintain the level referred in clause seven of this Agreement. In such events it will not be necessary to obtain the signature of the Grantor and being the instruction of the Secured Creditor sufficient for such effects which is hereby authorized by the Grantor.
EXECUTOR.— The Institution agreed by all the parties. Said institution may be a securities brokerage firm or a credit institution, as long as its different or not be part of the same financial group as the brokerage firm which intervenes in the operation.

In witness of the above Considerations, Declarations and Definitions, the parties agree to the following:
CLAUSES
FIRST.— As security for the exact and punctual payment of the obligations of the “Loan Agreement”, the Grantor hereby pledges and grants a security interest, Securities Pledge in and to the Securities described in Exhibit 3, which executed is part of this Agreement.
The Grantor hereby grants in favor of BANCO INVEX, S.A., Institución de Banca Múltiple, INVEX, Grupo Financiero, an irrevocable power of attorney so that, in its capacity as Escrow Agent, and pursuant to the Securities Brokerage Agreement and it shall perform and execute its obligations under said Agreement, as well as, those provided under this Securities Pledge Agreement and specially the pledge of the Securities under Securities Pledge under the terms of this Agreement.
Likewise, the Escrow Agent hereby accepts the above-said power of attorney and appointment as Escrow Agent, in order to exercise such powers in the terms contained herein.
SECOND.— The Securities Pledge referred in the First Clause is granted by the Grantor in terms of Articles 77, 99, and other applicable articles of the LMV.
THIRD.— The Escrow Agent shall maintain the Pledge on the Securities, in full force and effect until such time as when the Secured Obligations are valid and have not been payed in full or there is any pending obligation that for any concept shall be paid by Debtor under the Loan Agreement.
FOURTH.— For that provided under the previous clauses, the parties hereby appoint, Interacciones Casa de Bolsa, S.A. de C.V. Grupo Financiero Interacciones, as Executor of the Pledge; who hereby accepts such appointment and agrees to perform the extra judiciary sale of the Securities, if any, only upon receipt of a written notice from the Secured Creditor but only in the event the Grantor does not provide evidence of the payment pursuant to the Loan Agreement or does not increments the Securities Pledge in sufficient form, as to comply with the margin provided under Clause Seventh of this Agreement.
FIFTH.— Grantor shall be authorized to instruct the Escrow Agent to substitute the security through the sale of the Securities, so that with the proceedings of the sale, other securities which are traded in the Stock Exchange may be acquired with the authorization of the Secured Creditor to affect in Securities Pledge in place of the original Securities. To follow such proceeding, the escrow agent shall receive written communication in which the substituted securities, as well as, the new ones are specified, the margin of Clause Seventh is maintained and the Secured Creditor agreement is evidenced.

SIXTH.— Regarding the economic and corporate rights corresponding to the Securities, the parties agree to the following:
It will be the Grantor’s benefit to exercise the right to vote when the following conditions are fulfilled (hereinafter “Precedent Conditions”): (i) That the Debtor is up to date in the payments to be given to the Secured Creditor according to the Loan Agreement; (i) That the Grantor has fulfilled every and all of the obligations according to the Securities Pledge Agreement (iii) that the grantor maintains at all times during the validity of this agreement a minimum guaranty margin of 2.8 to 1.0 over the outstanding balance of the credit referring to banking titles, governmental securities and/or debt instruments or fixed interest securities or shares. When the Precedent Conditions are not fulfilled, the right to exercise vote of the securities will be in the benefit of the Secured Creditor.
For the Grantor to exercise de Securities voting right, the corresponding Notice of Meeting shall be given to the Escrow Agent and the Secured Creditor, during the 2 (two) working days following to the date in which the Grantor was called for such effects, requesting that during the next 4 (four) working days following to the reception of the Notice of Meeting of the corresponding meeting, the Grantor dispatches the documents that certify that the Securities are deposited in the Indeval by the Escrow Agent, so that the Grantor could attend and exercise the right to vote in such meeting.
For applying the established in the foregoing section, as soon as the Escrow Agent and the Secured Creditor receives from the Grantor the respective Notice of Meeting , will verify the compliance with the Precedent Conditions, and if these are in force, will proceed during the following 4 (four) working days to subscribe the documents required, for the effect that the Grantor could attend such holders meeting and exercise the corresponding vote.
In case the Notice of Meeting is not given to the Escrow Agent and the Secured Creditor of a holder’s meeting of any of the Securities will be held; or if such notice is given out the established terms, and the Grantor couldn’t exercise in such meeting the corresponding vote, the Escrow Agent and the Secured Creditor will not be held liable.
If by any cause the Grantor doesn’t attend or is represented in the securities holders meeting, it is expressly agreed that the Escrow Agent and the Secured Creditor are not to be held liable in reference with the corporate rights corresponding to the Grantor. The vote that in its case is exercised by the Grantor or its proxy, shall be executed in such way that it does not affect in any way the rights of the Secured Creditor derived from the Loan Agreement and from this agreement.
As long as this Agreement is in force, the dividends or interests corresponding to the Securities will be in benefit of the Grantor, and free of the guaranty to which this Agreement refers to, unless a breach of any of the Precedent Conditions exists, in which case the dividends in shares, dividends in cash or interests corresponding to the Securities affected in Securities Pledge will be affected to the Securities Pledge, for which the Grantor will affect the firsts in Securities Pledge and the seconds will be given to the Secured Creditor, in order to be applied, in its case, to the payment of any of the Secured Obligations, and to the compliance of the obligations in charge of the Grantor according to this agreement.
In case that during the validity of this Agreement the capital stock of the Securities Issuer(s) is increased by subscription of Securities and payment of cash funds, the Escrow Agent will subscribe and pay by means of the Grantor, through the Indeval, the securities of the corresponding issuers, only in case the Grantor provides with the necessary funds for such payment, with at least 2 (two) working days before the date in which the term to accomplish such payment.
SEVENTH.— (a) The Grantor obliges itself to maintain during the force of this Agreement, or as long as the Loan Agreement is in force, or as long as any of the Secured Obligations are unsatisfied, a minimal guaranty margin of 2.8 to 1.0 over the outstanding balance of the credit referring to banking titles, governmental securities and/or debt instruments or fixed interest securities.
In every case the minimum guaranty margin shall not be less than 2.0 to 1.0 over the outstanding balance of the credit referring to banking titles, governmental securities and/or debt instruments or fixed interest securities or shares. (b) When in any moment during the force of this agreement the minimum guaranty margin referred in (a) of this clause is not maintained, the Grantor obliges itself without any need of previous requisition or notification by the Secured Creditor, to give in Securities Pledge in favor of the Secured Creditor and at the most the next working day to the day in which such decrease occurs, an amount enough in securities, of which the Grantor is owner, and if they are Securities of the Stock Exchange, authorized by the Secured Creditor, and that are suit to cover the margin of the agreed guarantee. The foregoing under the understanding that the Escrow Agent from now on and in this Agreement, is entitled by the Grantor so that in any time and even before the agreed term established above has been accomplished, affect in Securities Pledge previous written request of the Secured Creditor, other existing securities in the securities account derived from the Agreement with Investment Account, without any need of previous written instructions of the Grantor, since the minimum margin of the guarantee referred above is not maintained.
The Escrow Agent by its means and according to Article 99 of the LMV, shall send to the Indeval a request for increasing the account of the securities deposited in guaranty.
In case the minimum guaranty margin determined according to the established in section (a) of this clause is more than 2.8 to 1.0 over the outstanding balance of the credit referring to banking titles, governmental securities and/or debt instruments or fixed interest securities, the Grantor could request the guarantee liberation of the Securities in such guaranty margin.
In the cases in which later on Securities in Securities Pledge are affected, the Grantor of the Securities Pledge will have to subscribe and give the Escrow Agent a written document in which the Securities and its characteristics are related.

EIGHTH.— In the cases in which the Securities were completely or partially redeemed by payment in cash of their value, the Escrow Agent will proceed to the collection of such cash, which will be used for the acquisition of Securities from the ones quoting in Stock Exchange and that are authorized by the Secured Creditor for them to be affected in Securities Pledge, in substitution of the redeemed securities, up to the necessary amount for maintaining the minimum guaranty margin to which section (a) of the Seventh Clause above refers.
For implementing the above, the Escrow Agent will procure to inform the Grantor over the referred redemption, procuring these last ones to instruct the Escrow Agent over the Securities that should be acquired with cash. In case the Escrow Agent doesn’t receives instructions during the next 2 (two) working Days following to the one of its report, or in case that it is not possible to inform the Grantor for any reason, the Escrow Agent, by means of counting in this agreement with the Grantor’s consent, is entitled for choosing the securities to be affected in Securities Pledge, among the ones quoting in the Stock Exchange, and are authorized by the Secured Creditor.
NINTH.— The parties expressly agree that under the supposal in which the Grantor (i) doesn’t comply with any of the Secured Obligations, or (ii) even if the decrease of the minimum guaranty margin to which section (b) of Clause Seventh refers to, the Grantor does not increases the minimum guaranty margin to which section (a) of such clause, the Secured Creditor will be entitled to request by written to the Executor to proceed with the extrajudicial sale of the Securities, according to the terms and conditions established in Article 99 of the LMV and in this Agreement. Of such script, a copy will be delivered to the Escrow Agent for this to put into the Executor disposition the securities object of the sale.
The Secured Creditor obliges itself to quantify the necessary amount for covering the Secured Obligations, and the Escrow Agent obliges itself to put into the Executors disposition the Securities object to extrajudicial sale.
From the Secured Creditor’s request, the Executor will give written notice to the Grantor. Such notice will make the means of notification to the Grantor of the extrajudicial sale of Securities. Of this request, the Executor will also notify the Indeval, for it to immobilize the corresponding Securities.
The mentioned notification should be written and must indicate: (i) The obligation not accomplished, (ii) the amount of the balance of which payment is required, or the lacked amount of the guaranty and (iii) that the extrajudicial sale of the securities will proceed in case the Debtor and/or the Grantor does not accomplishes with the obligation(s) derived from the Loan Agreement or of this contract.
Such notification shall de done by the Executor in the domicile established in the present Agreement, or in its case, in the new domicile notified by the Grantor according to the established in Clause Twelfth of this Agreement, in presence of a Notary Public or Broker, or the first public authority of the place. The requirement shall de done to the Grantor, its proxy or in its defect with the person that is present at the domicile at that time. If there is no one in the domicile, or in case the person denies to receive the notification, the Notary Public or Broker will refer such circumstance in the requirement script, and the Executor will proceed to leave the notification in the domicile, or send it by certified mail, whose legal effects will take effect plainly.
During the working day immediate to the reception of the referred script, or the notification by certified mail to which the above mentioned section refers to, the Grantor could oppose the sale, exhibiting only the import of the debt or the receipt of the payment made to the Secured Creditor or putting up the lacked guarantee according to the case.
Once the above mentioned term has ended, and not having any response from the Grantor, or having one but without satisfying the opposing scenarios to the Securities sale, according to the indicated in the immediate section above, the Executor will proceed to the sale of the Securities, in one or various sales, simultaneously or successively, through the Stock Exchange at the current price in the market of the day or days of the sale, if the securities quote in Stock Exchange, or outside the Stock Exchange Market in which the authorized intermediaries of the securities market participate, depending on the place in which they are negotiated.
The Executor obliges itself to maintain the sales bidding through the Stock Exchange, until such sale is made or for a year. After the term ends, in case the sale has not been done, the Executor will give the affected Securities in Securities Pledge to the Creditor, who will be able to receive them in payment, at market value, that is, to the last transaction registered in the Stock Exchange.
In case that in the date in which the Executor will make the sale, the Securities are not registered in the Stock Exchange or its registration is under suspension, the Executor will transfer the Securities directly to the person or persons that pretend to acquire them, as long as: (i) the Securities are sold to a price that could not be inferior to its accounting value, according to the most recent financial statements of the Issuer, filed at the National Banking and Securities Commission, and (ii) that the sales have been agreed with persons or companies legally empowered for acquiring such Securities.
The sales product, with the fees, expenses, costs and honorarium discounted, in favor of the Executor, will be delivered by the Executor to the Secured Creditor, so that it is applied to the payment made of the Secured Obligations, and specially to the outstanding debts that correspond according to the Loan Agreement. In case there are leftovers in cash and in securities, the Secured Creditor shall put it in disposition of the Grantor.
The foreclosure process of the Securities Pledge before mentioned, could be suspended at any time before the sale of the Securities is perfected, by receiving the Executor an authentic notification of the Secured Creditor, so that the Grantor has accomplished, in satisfaction of the Secured Creditor all and every of the obligations at its commission derived from the Loan Agreement or this Agreement. In case that the sale of the Securities is made in various exhibitions, the suspension will be effective in connection to those portions of the securities whose sale was not made at the time in which the corresponding notification is received.

The Grantor hereby grants in favor of Interacciones Casa de Bolsa, S.A. de C.V., Grupo Financiero Interacciones, an irrevocable power of attorney with character of Mercantile Commission, so the same in compliance with the obligations it acquires in its quality of “Executor” in terms of this agreement, and in case of updating the issues established in this Clause, execute each and everyone of the acts described in this clause, as well as, those necessary or convenient, that tend to carry out the extrajudicial sale of the Securities and the application of its products, in the terms of this agreement, and to order Indeval the transfers necessary in regard to the sale of the Securities. Likewise and on its means, the Executor hereby accepts the irrevocable power of attorney with character of the referred Mercantile Commission, for him to execute in its case and under conferred terms.
The parties agree that the Executor may entitle other authorized company or companies for them to act with such character, according to the case, and to carry out the corresponding commissions and activities, according to the established in this Agreement, for the case in which the Executor is unable to comply or must abstain from carrying out the same, previous written notification to the Creditor.
TENTH.- The Securities Pledge constituted in this Agreement, as amended or substituted with Securities, will be indivisible and will substitute in full effects, while any debt amount of the Secured Obligations according to this agreement remain unpaid.
ELEVENTH.- The expenses, fees, taxes and rights derived from the celebration and registration of this Agreement, will be responsibility of the Grantor, as well as, any amendment of the same, including legal fees of the Secured Creditor, as well as, expenses, fees and court costs in which the Secured Creditor and Escrow Agent may incur in, due to the execution of the Guaranty object of this Agreement.
The Grantor obliges itself to pay to Interacciones Casa de Bolsa, S.A. de C.V., Grupo Financiero Interacciones, for the acceptance of the position of Executor, the amount of $14,000.00 (FOURTEEN THOUSAND PESOS 00/100 Mex Cy), plus corresponding Value Added Tax. Likewise, and in case of carrying out the execution of the Securities, the Grantor will pay the Executor 1.5% over the sales product of the Securities when corresponding to Capital Market instruments, plus the corresponding Value Added Tax and 1.0% on the product of the sale of the Securities when corresponding to debt instruments.
TWELVETH.- With the exception of the notification that the Executor in its case makes for the Grantor in terms of previous Clause Ninth, all announcements and notifications that any of the parties of this Agreement give to the other parties, must be made by telefax or by written communication that will be sent to the other parties, in communication with the fax number or the domicile, as the case may be.
From the “Grantor”:
Avenida Paseo de la Reforma, No. 610, Colonia Lomas
de Chapultepec, C.P. 11000, Mexico, D.F.

     From the Secured Creditor and Escrow Agent:
Boulevard Manuel Avila Camacho No. 40, Torre Esmeralda I
Piso 7, Colonia Lomas de Chapultepec, C.P. 11000 Mexico, D.F.
Fax 5350-3399
From the Executor:
Av. Paseo de la Reforma 383, piso 14, Col. Cuauhtemoc, C.P.
06500, Mexico, D.F.
In case any of the parties changes their domicile, it must notify the other parties about the new domicile, with 15 (fifteen) working days in advance of the date in which such change takes place. In the case the respective party does not give opportune notice, the announcements and notifications made to the previous domicile will be held as valid.
THIRTEENTH.- The Escrow Agent obliges itself to: (i) deliver a copy of this Agreement to Indeval, and (ii) annotate the necessary entries in the balance statement issued to the Grantor for the Securities, so that this Secured Obligation is registered on the records and the Secured Creditor registered with said character.
FOURTEENTH.- Any modification or amendment to this Agreement, and any exemption for the Grantor to comply with any of its obligations according to this Agreement, will cause its effects as long as they do not contravene the legal dispositions in effect and the same has the written consent by the Secured Creditor directed to the Executor.
FIFTEENTH.- This Agreement shall be terminated at the moment in which the Secured Creditor notifies the Executor that each and every one of the Secured Obligations and those derived from this agreement, have been met.
As long as the Secured Obligations remain unsatisfied, as well as, the obligations derived from the same, and those obligations derived from this Agreement, the Securities Pledge will remain in full force and effect.
SIXTEENTH.- The Grantor obliges itself to maintain the Escrow Agent and the Secured Creditor free and safe, as well as, the Executor, the personnel of both, in case of claim, procedure, trial or lawsuit be presented against the Escrow Agent and the Secured Creditor, as well as, against the Executor, or against any personnel of both, in virtue of any of the acts done in regard to this Agreement. Therefore the Grantor obliges itself to reimburse the Escrow Agent and the Secured Creditor, as well as, the Executor, or the personnel of both, any costs or expenses of any nature (including expenses related to legal fees) in which they may incur or any damage or prejudice suffered in virtue of any claim, trial, procedure or lawsuit established in Mexico or abroad, against the Escrow Agent and the Secured Creditor, as well as, against the

Executor, or against personnel of both in relation to any of these acts that are carried out in the terms of this Agreement.
In case the Grantor presents any claim, procedure, trial or lawsuit against the Executor or against its personnel the Secured Creditor is obligated to keep the Executor free and safe, as well as, its personnel, in virtue of any of the acts carried out in relation to this Agreement. Therefore, the Secured Creditor is obligated to reimburse the Executor, or its personnel, any cost or expense of any nature (including expenses related with legal fees) they incur or any damage or prejudice they suffer in virtue of any claim, trial, procedure or lawsuit established in Mexico or abroad, against the Executor, or against personnel of both in relation to any of these acts that are carried out in the terms of this Agreement.
SEVENTEENTH.— The parties in reserve and according to the established in the Clause Eighteenth that follows, agree not to submit into arbitration any difference or disagreement; and making themselves subject to the established in Chapter IV of the Title Fifth and Title Eight of the Civil Procedures Code for the Federal District.
EIGHTEENTH.— For the interpretation and compliance of this Agreement the parties expressly submit themselves to the jurisdiction of the Laws and Courts of Mexico City, Federal District, waiving to any privilege that might correspond to them in accordance with their current of future domiciles.
Read as it was this agreement, the parties subscribe it in accordance and in four counterparts, in Mexico City, Federal District, on June 21, 2006.
“The Grantor”
Servicios Directivos Servia, S.A. de C.V.
By

[Signature] José Francisco Serrano Segovia,	[Signature] Javier Serrano Segovia
Also known as José Serrano Segovia
“The Secured Creditor” and the “Escrow Agent”
Banco Invex, S.A. Institución de Banca Múltiple,
Invex Grupo Financiero
By

Luis Enrique Estrada Rivero	Alfonso Henkel Hernández
“The Executor”
Interacciones Casa de Bolsa, S.A. de C.V., Grupo Financiero Interacciones
By

Manuel Velasco Velásquez

EXHIBIT 3
Securities granted in guarantee to Banco Invex, S.A. Institucion de Banca Multiple, Invex Grupo Financiero (Secured Creditor), in accordance with the Securities Pledge Agreement dated June 21, 2006, which also guarantees the Commercial Account Loan Agreement entered into by Servicios Directivos Servia, S.A. de C.V. and by the Secured Creditor dated June 21,2006, for US$5,400,000.00 (Five Million, Four Hundred Thousand Dollars Legal Currency of the United States of America 00/100 US/CY) and accessories.
SECURITIES:
•	4,144,000 TMM Series “A” Shares
Such values are in custody and management in the Brokerage Agreement number 8131, dated June 13, 2006, that Servicios Directivos Servia, S.A. de C.V., has entered with Banco Invex, S.A., Institución de Banca Míltiple, Invex Grupo Financiero.
Mexico, D.F.. June 21, 2006
“The Grantor”
Servicios Directivos Servia, S.A. de C.V.
By

[Signature]	[Signature]

José Francisco Serrano Segovia,	Javier Serrano Segovia
Also known as José Serrano Segovia
“The Executor”
Interacciones Casa de Bolsa, S.A. de C.V., Grupo Financiero Interacciones
By

Manuel Velasco Velásquez